UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED): June 25, 2008

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	IRS Employer Identification Number

1-13739	UNISOURCE ENERGY CORPORATION	86-0786732
(An Arizona Corporation) One South Church Avenue, Suite 100 Tucson, AZ 85701 (520) 571-4000

1-5924	TUCSON ELECTRIC POWER COMPANY	86-0062700
(An Arizona Corporation) One South Church Avenue, Suite 100 Tucson, AZ 85701 (520) 571-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.03.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 25, 2008, The Industrial Development Authority of the County of Pima (Pima Authority) issued and sold in a public offering for the benefit of Tucson Electric Power Company (TEP) $130,000,000 aggregate principal amount of tax-exempt industrial development revenue bonds (IDBs).  The IDBs were issued under the Indenture of Trust, dated as of June 1, 2008 (Indenture), between the Pima Authority and U.S. Bank Trust National Association, as Trustee (Trustee).   The Pima Authority has loaned the proceeds of the IDBs to TEP pursuant to a Loan Agreement, dated as of June 1, 2008 (Loan Agreement), between TEP and the Pima Authority.  Pursuant to the Loan Agreement, TEP is obligated to make payments in such amounts and at such times as will be sufficient to pay, when due, the principal of and interest on the IDBs to the extent such payments are not made pursuant to the Letter of Credit (as defined below).

The proceeds of the sale of the IDBs were applied to redeem a corresponding principal amount of bonds previously issued by the Pima Authority for TEP’s benefit which TEP had repurchased in 2005. The repurchased bonds had remained outstanding under their indenture but were not reflected as debt on the balance sheets of TEP or UniSource Energy Corporation.  As holder of the repurchased bonds being redeemed, TEP received the payment of the redemption price and has deposited such amount in trust with The Bank of New York, as trustee, to be applied to the payment at maturity on August 1, 2008 of $128.3 million aggregate principal amount of TEP’s collateral trust bonds.

Concurrently with, and as a condition to, the issuance of the IDBs, TEP caused to be delivered to the Trustee a direct-pay irrevocable letter of credit issued by JPMorgan Chase Bank, National Association, in the amount of $131,602,739.73 (Letter of Credit).  The Letter of Credit was issued pursuant to a Letter of Credit and Reimbursement Agreement (Reimbursement Agreement), dated as of April 30, 2008, among TEP, as Borrower, JPMorgan Chase Bank, N.A., as Issuing Bank, Union Bank of California, N.A., as Syndication Agent, ABN Amro Bank N.V., Suntrust Bank and Wells Fargo Bank, National Association, as Co-Documentation Agents, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders party thereto.

The Trustee is entitled to draw upon the Letter of Credit, subject to the terms and conditions thereof, up to (a) an amount equal to the principal of the outstanding IDBs to (i) pay the principal of the IDBs when due at maturity or upon redemption or acceleration or (ii) enable U.S. Bank Trust National Association, as Tender Agent under the Indenture, to pay a portion of the purchase price corresponding to the principal amount of the IDBs purchased upon optional or mandatory purchase, plus (b) an amount equal to 45 days’ interest accrued on the outstanding IDBs computed at a maximum rate of 10% per annum calculated on the basis of a 365-day year to (i) pay accrued and unpaid interest on the IDBs or (ii) enable the Tender Agent to pay the portion of the purchase price corresponding to accrued and unpaid interest on the IDBs.  The Letter of Credit will expire on April 30, 2011, unless terminated earlier or extended in accordance with its terms.  TEP’s obligations under the Reimbursement Agreement are secured by $132 million of mortgage bonds issued pursuant to the Indenture of Mortgage and Deed of Trust, dated as of December 1, 1992, as amended and supplemented, between TEP and The Bank of New York, as successor trustee.

The IDBs accrue interest at the Weekly Rate from the date of original issuance unless and until the interest rate mode is converted to another permitted interest rate mode. While accruing interest at the Weekly Rate, the IDBs are subject to optional and mandatory purchase, as described in the Indenture. IDBs converted to a different interest rate mode will be subject to mandatory purchase upon conversion. The method of determining the interest rate on the IDBs may be converted from time to time in accordance with the Indenture to a Daily Rate, a Commercial Paper Rate, another Weekly Rate or a Term Rate.  Each interest rate for an interest rate mode for the IDBs will be determined by the Remarketing Agent, provided that the interest rate borne by the IDBs may not exceed 10% per annum as set forth in the Indenture. The IDBs will be subject to optional, extraordinary optional and mandatory redemption prior to maturity, and to optional and mandatory tender for purchase and remarketing in certain circumstances, all as described in the Indenture.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Reimbursement Agreement, Indenture and Loan Agreement.

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits

4(a)
Letter of Credit and Reimbursement Agreement, dated as of April 30, 2008, among TEP, as Borrower, JPMorgan Chase Bank, N.A., as Issuing Bank, Union Bank of California, N.A., as Syndication Agent, ABN Amro Bank N.V., Suntrust Bank and Wells Fargo Bank, National Association, as Co-Documentation Agents, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders party thereto.

4(b)	Supplemental Indenture No. 8, dated as of June 1, 2008, between TEP and The Bank of New York, creating a series of bonds designated as First Mortgage Bonds, Collateral Series G.

4(c)
Indenture of Trust, dated as of June 1, 2008, between The Industrial Development Authority of the County of Pima and U.S. Bank Trust National Association authorizing Industrial Development Revenue Bonds, 2008 Series B (Tucson Electric Power Company Project).

4(d)
Loan Agreement, dated as of June 1, 2008, between The Industrial Development Authority of the County of Pima and TEP relating to Industrial Development Revenue Bonds, 2008 Series B (Tucson Electric Power Company Project).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 1, 2008	UNISOURCE ENERGY CORPORATION —————————————————— (Registrant) / s / Kevin P. Larson
—————————————————— Senior Vice President and Chief Financial Officer

Date: July 1, 2008	TUCSON ELECTRIC POWER COMPANY —————————————————— (Registrant) / s / Kevin P. Larson
—————————————————— Senior Vice President and Chief Financial Officer